united states
securities and exchange commission

Washington, D.C. 20549

form 8-k

current report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 14, 2017

Royal Hawaiian Orchards, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

688 Kinoole Street, Suite 121, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 339-0500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Definitive Terms of Settlement Agreement with the Olson Trust

On February 14, 2017, Royal Hawaiian Orchards, L.P., a Delaware limited partnership (the “Registrant”), entered into a settlement agreement (the “Settlement Agreement”) with Edmund C. Olson as Trustee for the EDMUND C. OLSON TRUST No. 2 dated August 21, 1985 (the “Olson Trust”) with respect to the lawsuit filed by the Olson Trust (as lessor) against the Registrant (as lessee) on January 22, 2015, seeking declaratory judgment that the Registrant had breached the terms of two orchard leases (the “Greenshoe I and II Leases”).

Pursuant to the terms of the Settlement Agreement, each of the Greenshoe I and II Leases, as well as a third lease between the Parties not in dispute (the “Ka’u Orchard 2000 Lease,” and, collectively with the Greenshoe I and II Leases, the “Leases”), will be terminated. In conjunction with the termination of the Leases, the Olson Trust will convey all of its interests in the land and orchards subject to the Greenshoe I Lease to the Partnership, with the result being that the Partnership will own the land under its trees on that property. The parties will split ownership of the land and orchards subject to the Greenshoe II and Ka’u Orchard 2000 Lease, such that each party will own a portion of the land and the trees on the land previously subject to the Leases. Under the Leases, the Partnership owned the trees and leased the land, and the Olson Trust owned the land but not the trees. The parties have also agreed to partition certain land so that the Partnership will obtain ownership of the land (currently leased) under its garage, husking, drying and office facilities. Additionally, after partitioning another parcel, the Partnership will convey to the Olson Trust its interest in approximately 30 acres of land and trees in the Partnership’s IASCO orchards along with the Partnership’s rights and obligations to sell the nut production from that acreage to Mauna Loa. The parties have agreed to deliver the necessary lease terminations and deeds and assignments to convey the land and orchards to an escrow account by March 31, 2017, for recording by the escrow agent. The parties have further agreed to use their best efforts to partition the two parcels by June 30, 2017. The actual timing of the exchange of land and orchards will depend on factors, such as title commitments and government approvals of the partitions, which may not be within the control of the parties.

Upon completion of the transactions contemplated by the Settlement Agreement, the Partnership will gain ownership of 653 acres of land, which includes 382 acres of trees and the land underlying its garage, husking, drying and office facilities. The Partnership will have relinquished 515 acres of leased land (the lease for 423 acres of which was scheduled to expire in 2034 and 92 acres of which was scheduled to expire in 2045), including 348 acres of trees, and 30 acres of owned land, including 24 acres of trees. Under the terms of the Settlement Agreement, each of the parties has released all claims against the other related to the lawsuit and the Leases, other than those associated with enforcing the Settlement Agreement. Additionally, the parties have agreed to file a joint stipulation to dismiss the lawsuit with prejudice within the next ten days.

The foregoing description of the Agreement is qualified in its entirety by the terms of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Definitive Terms of Settlement Agreement between Royal Hawaiian Orchards, L.P. and EDMUND C. OLSON TRUST No. 2 dated August 21, 1985, dated as of February 14, 2017.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL HAWAIIAN ORCHARDS, L.P.
(Registrant)
Date: February 16, 2017
	By:	Royal Hawaiian Resources, Inc.,
its Managing General Partner

	By:	/s/ Bradford Nelson
Bradford Nelson
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Definitive Terms of Settlement Agreement between Royal Hawaiian Orchards, L.P. and EDMUND C. OLSON TRUST No. 2 dated August 21, 1985, dated as of February 14, 2017.

2